Exhibit 99.3

December 27, 2012

Board of Directors

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060

We hereby consent to the inclusion of our opinion letter dated December 18, 2012, to the Board of Directors of Markel Corporation (“Markel”) included as Annex C to the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) constituting part of the Registration Statement on Form S-4 of Markel filed on December 27, 2012, and to the references to such opinion and to Citigroup Global Markets Inc. in the Joint Proxy Statement/Prospectus under the captions “Summary — The Merger — Opinion of Citigroup Global Markets Inc., Financial Advisor to Markel”, “Risk Factors — Risks Related to the Merger”, “Risk Factors — Risks Related to the Combined Company Following the Merger”, “The Merger — Background of the Merger”, “The Merger — Reasons Why Markel’s Board of Directors Recommends Approval of the Stock Issuance — Transaction Process; Terms of the Transaction; and Likelihood of Completion”, “The Merger — Opinion of Citigroup Global Markets Inc., Financial Advisor to Markel”, and “The Merger — Source of Funds, Fees and Expenses”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.